Exhibit 99

News Release

STANDEX INTERNATIONAL CORPORATION  SALEM, NH 03079  TEL (603) 893-9701  FAX (603) 893-7324  WEB www.standex.com

STANDEX ACQUIRES RENCO ELECTRONICS

EXPANDING CUSTOM MAGNETICS CAPABILITIES AND CUSTOMER VALUE PROPOSITION

●	Acquires Renco Electronics, Inc., a Leading U.S. Custom Magnetics Manufacturer
●	Enhances Standex’s Custom Magnetics Scale with Highly Complementary Technical and Application Expertise and Customer End Markets

SALEM, NH – July 16, 2020 – Standex International Corporation (NYSE:SXI) today announced that it has acquired privately-held, Florida-based Renco Electronics for approximately $28 million in cash with an additional three-year earnout payment based upon achieving certain financial targets. The transaction is being financed from Standex’s existing cash balance. The Company expects the acquisition to be accretive to its earnings in its first year of ownership as well as additive to consolidated free cash flow.

“We are very pleased to have acquired Renco Electronics, a great strategic fit, deepening our significant engineering and technical expertise in end markets supported by strong engineer-to-engineer relationships. In addition, Renco’s end markets and customer base in areas such as consumer and industrial are highly complementary to our existing business with the potential to further expand key account relationships and capitalize on cross selling opportunities between the two companies. Renco’s design and manufacturing cycle is extremely efficient, reinforced by a strong global network of proprietary supplier relationships,” commented President and Chief Executive Officer David Dunbar.

Renco Electronics designs and manufactures customized as well as standard magnetics components and products including transformers, inductors, chokes and coils for power and RF applications. The products are used in consumer, industrial, military, and aerospace end markets. Renco’s trailing twelve-month revenues were approximately $28 million.

Commenting on the transaction, Edward Rensing, President and CEO of Renco, stated “We are excited to join a global leader that provides a strong foundation for our continued growth. Standex’s ownership offers us the opportunity to leverage a much broader geographical presence, engineering expertise, complementary product offerings and customer relationships.

“With today’s announcement we have strengthened our competitive advantage by adding scale to our expertise and capabilities in markets that are growing and highly fragmented. The addition of Renco also furthers Standex’s portfolio strategy of building our higher-margin growth business segments into more significant platforms. We look forward to welcoming the entire Renco team to our company," concluded Dunbar.

Founded in 1955, Renco Electronics, Inc. designs and manufactures customized as well as standard magnetics products. The company has approximately 120 employees and is headquartered in Rockledge, Florida with manufacturing facilities in Rockledge and Asia.

About Standex

Standex International Corporation is a multi-industry manufacturer in five broad business segments: Engraving, Electronics, Engineering Technologies, Hydraulics, and Food Service Equipment with operations in the United States, Europe, Canada, Japan, Singapore, Mexico, Brazil, Turkey, South Africa, India and China. For additional information, visit the Company's website at http://standex.com/.

About Renco Electronics

Renco Electronics, Inc. founded in 1955 designs and manufactures world-class engineering-driven inductors, transformers, chokes, coils and subassemblies for thousands of products focused on consumer, industrial, military and aerospace end markets. For additional information, visit the Company's website at http://www.rencousa.com/.

Contact: Ademir Sarcevic, CFO

(603) 893-9701

e-mail : InvestorRelations@Standex.com